                                                                    EXHIBIT 10.3

                             PSE-OPTIMARK AGREEMENT

       This PSE-OptiMark Agreement ("this Agreement") is entered into effective as of the 27th day of August, 1996 by and between The Pacific Stock Exchange Incorporated, a Delaware corporation ("PSE"), and OptiMark Technologies, Inc., a Delaware corporation (the "Company").

                                  - Recitals -

       A. The Company owns and has applied for patents on certain market structuring technology referred to by the Company as "OptiMark(TM)". PSE has become generally familiar with the potential capabilities of OptiMark(TM). The Company desires to present OptiMark(TM) for trading equities and equity options to the investment community as a facility of a securities exchange or otherwise. PSE desires to make OptiMark(TM) available to the financial community in connection with trading on the Pacific Exchange, in the manner and subject to the terms and conditions stated below.

       B. Effective simultaneously with the execution and delivery of this Agreement, pursuant to a Stock Purchase Agreement of even date among the Company and certain investors designated therein (the "Stock Purchase Agreement"), the Company is closing the first stage ($4.8 million) of a total $16 million offering of the Company's Series A Convertible Participating Preferred Stock.

       NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

       1. DEFINITIONS. For purposes of this Agreement, in addition to other terms defined elsewhere herein, the following terms shall have the indicated meanings.

              (a) "1934 Act" means the Securities Exchange Act of 1934, as amended, and all applicable rules and regulations thereunder.

              (b) "Affiliates" of a party means that party's officers, directors, employees, and any corporations or other entities that control, are controlled by, or are under common control with that party.

              (c) "Exchange Warrants" means PSE's rights to acquire Exchange Listed Equities Warrant Shares, Exchange Listed Options Warrant Shares, Exchange UTP Warrant Shares, and Exchange After-Hours Warrant Shares, all as described in the Purchase Warrant.

              (d) "OptiMark-Securities" refers to the service described generally in Exhibit B attached hereto, as it exists on the date hereof and as it may be modified from time to time hereafter.

              (e) "Other Exchange Applications" means the Availability of OptiMark-Securities through one or more Other Exchanges for (i) equity securities listed on such Other Exchange(s) during normal trading hours, (ii) equity securities pursuant to unlisted trading privileges on such Other Exchange(s), if any, (iii) options during normal trading hours, if any, and (iv) equity securities after-hours, if applicable.

              (f) "Other Exchanges" means (i) securities exchanges registered under Section 6 of the 1934 Act, other than the Pacific Exchange, including without limitation the New York, American, Boston, Chicago, Cincinnati and Philadelphia Stock Exchanges, and the Chicago Board Options Exchange, and (ii) securities exchanges licensed, registered or otherwise authorized to do business as such under the laws of any country other than the United States.

              (g) "Pacific Exchange" means the securities exchange operated by PSE, registered under Section 6 of the 1934 Act.

              (h) "PSE Applications" means the Availability of OptiMark-Securities through the Pacific Exchange for (i) equity securities listed on the Pacific Exchange during normal trading hours (i.e., the PSE Listed Application), (ii) equity securities pursuant to Pacific Exchange Unlisted Trading Privileges (UTP), (iii) options during normal trading hours, and (iv) equity securities after-hours.

              (i) "PSE Listed Application" means the Availability of OptiMark-Securities through the Pacific Exchange for equity securities listed on the Pacific Exchange during normal trading hours.

              (j) "PSE Warrants" means PSE's rights to acquire PSE Listed Equities Warrant Shares, PSE Listed Options Warrant Shares, PSE UTP Warrant Shares, and PSE After-Hours Warrant Shares, all as described in the Purchase Warrant.

              (k) "Purchase Warrant" means the Common Stock Purchase Warrant of even date issued by the Company to PSE.

              (l) "Regulatory Approval" means grant of all Rule Changes by the staff of or the SEC.

              (m) "Rule Changes" means all rule changes, no action letters, exemptions and/or waivers necessary under the 1934 Act, if any, to allow PSE Applications.

              (n)    "SEC" means the U.S. Securities and Exchange Commission.

              (o) "Users" means the Pacific Exchange's members and other brokers, dealers and investors who wish to utilize OptiMark-Securities.

              (p) As used herein, phrases such as "Availability", "made Available", "make Available through" or "making Available" as applied to OptiMark-Securities and the relevant PSE Applications mean that, on or after the Initial Operational Capability Date (as defined in Section 5(c) below), the PSE Interfaces (as defined in Section 4(a) below) permit the necessary communications between OptiMark-Securities and the relevant systems of the Pacific Exchange described in Section 4(a) such that Users have the ability to utilize OptiMark-Securities subject to entering into a User Agreement (as defined in Section 11 below) with the Company or its Affiliates. Notwithstanding the use of such phrases in the Agreement, PSE is not providing, or offering to provide, OptiMark-Securities to Users, either directly or indirectly.

       2. OPTIMARK DEVELOPMENT. The Company promptly shall commence and diligently shall pursue, using commercially reasonable efforts, the development, refinement and implementation of OptiMark-Securities for PSE Applications. The Company initially shall focus principally on development, refinement and implementation of OptiMark-Securities for the PSE Listed Application. The Company expects to develop OptiMark-Securities for the PSE Listed Application in the following stages:

==============================================================================================================================
                                                                                     Estimated
                                 Stage                                               Schedule
                                 -----                                               --------
------------------------------------------------------------------------------------------------------------------------------
Requirements analysis                                                             1/15/96 - 8/6/96
------------------------------------------------------------------------------------------------------------------------------
Detailed hardware design                                                          8/7/96 - 10/1/96
------------------------------------------------------------------------------------------------------------------------------
Detailed software design                                                          8/7/96 - 10/29/96
------------------------------------------------------------------------------------------------------------------------------
Engineering development                                                           8/7/96 - 10/17/97
------------------------------------------------------------------------------------------------------------------------------
Coding and unit testing                                                           8/23/96 - 3/20/97
------------------------------------------------------------------------------------------------------------------------------
System integration and testing                                                    1/27/97 - 8/22/97
------------------------------------------------------------------------------------------------------------------------------
System installation                                                               8/25/97 - 9/19/97
------------------------------------------------------------------------------------------------------------------------------
Formal acceptance test report                                                          8/22/97
------------------------------------------------------------------------------------------------------------------------------
Operational testing                                                              9/22/97 - 10/17/97
------------------------------------------------------------------------------------------------------------------------------
System operational (PSE Listed Application)                                           10/17/97
==============================================================================================================================

       3. RULE CHANGES. The Company shall cause its counsel promptly to commence, diligently to pursue and as soon as practicable to deliver to PSE (a) a detailed written analysis as to whether, in the Company's view, any Rule Changes are necessary and, if so (b) a proposed formal written request for such Rule Changes for presentation by PSE to the SEC, with all supporting documents that the Company believes are required (a "Rule Filing"). PSE and its counsel shall review the Company's analysis and Rule Filing, shall determine independently whether, in PSE's view, any Rule Changes are necessary and, if so, shall finalize the Rule Filing in consultation with the Company. The Company promptly shall deliver to PSE any supplemental information and supporting documentation reasonably requested by PSE in this respect. The form and substance of any Rule Filing shall be determined by PSE and shall be subject to the Company's reasonable approval, not to be unreasonably withheld or delayed. If PSE determines that a Rule Filing is required, PSE shall submit the Rule Filing to the SEC as soon as practicable. PSE thereafter diligently shall pursue Regulatory Approval, using commercially reasonable efforts, including to the extent necessary or appropriate (i) attending public hearings and meetings with the SEC, in Washington, D.C. and elsewhere, and (ii) responding to requests by the SEC and comment letters to or from the SEC, in consultation with the Company.

       4.     INTERFACE DEVELOPMENT.

              (a) As soon as practicable, the Company shall deliver to PSE detailed specifications for the hardware and software needed to allow OptiMark-Securities to interface with PSE's computerized order book, including the terminals in use by Users, the Intermarket Trading System (ITS), Consolidated Quote System (CQS), Consolidated Tape System (CTS), and PCOAST (fka Scorex) system (generally, "PSE Interfaces"). All of such specifications for PSE Interfaces shall be subject to PSE's approval, not to be unreasonably withheld or delayed. The date on which PSE gives such approval (if any) is referred to below as the "Interface Specifications Approval Date".

              (b) For purposes of this Agreement, the "Interface Development Commencement Date" means the latest to occur of the following:

                     (i)    the Interface Specifications Approval Date;

                     (ii) the "Second Closing" under and pursuant to the Stock Purchase Agreement;

                     (iii) the submission of the Rule Filing to the SEC by PSE, if Rule Changes are deemed necessary in accordance with Section 3 ("Rule Changes") above; and

                     (iv) execution and delivery by the Company, PSE and International Business Machines Corporation ("IBM") of a contract, satisfactory to PSE and the Company in their discretion (an "IBM Contract"), under which IBM will provide technical assistance to PSE in connection with design, development and testing of the PSE Interfaces.

              (c) Promptly following the Interface Development Commencement Date, PSE shall commence and diligently shall pursue, using commercially reasonable efforts, the design, development and testing of the PSE Interfaces. PSE initially shall focus principally on development of PSE Interfaces for the PSE Listed Application.

              (d) The Company shall pay to IBM under the IBM Contract such amounts as may reasonably be necessary to assist PSE in the design, development and testing of the PSE Interfaces, not to exceed $1,000,000.

       5.     KEY DATES.

              (a) The date (if any) on which OptiMark-Securities for the PSE Listed Application is complete and operational in all material respects and ready for system integration and testing, subject only to readiness of the related PSE Interfaces, is referred to below as the "Software Completion Date".

              (b) The date (if any) on which all PSE Interfaces needed for the PSE Listed Application are complete and operational in all material respects and ready for system integration and testing, subject only to readiness of OptiMark-Securities, is referred to below as the "Interface Completion Date".

              (c) The date (if any) on which both (i) OptiMark-Securities and all related PSE Interfaces needed for the PSE Listed Application have been fully tested and are ready for actual Availability on the Pacific Exchange, subject only to PSE making OptiMark-Securities Available, and (ii) Regulatory Approval has been obtained or has been deemed unnecessary by both parties, is referred to below as the "Initial Operational Capability Date".

       6.     COOPERATION; PROGRESS REPORTS; MEETINGS.

              (a) The Company shall provide all cooperation and assistance as PSE reasonably may request from time to time in connection with PSE's development and implementation of the PSE Interfaces under this Agreement. PSE shall provide all cooperation and assistance related to PSE Interfaces as the Company reasonably may request from time to time in connection with the Company's development and implementation of OptiMark-Securities for PSE Applications under this Agreement.

              (b) PSE and the Company shall participate in a monthly conference call during which each shall report to the other as to the status and prospects of the project contemplated by this Agreement.

              (c) At such times as PSE reasonably may request, the Company shall provide to PSE a written report in reasonable detail as to the status of the development of OptiMark-Securities under this Agreement, including any known or anticipated potential problems (whether or not resolved or resolvable) and a comparison of the Company's progress against the schedule set forth in Section 2 ("OptiMark Development") above. At such times as the Company reasonably may request, PSE shall provide to the Company a written report in reasonable detail as to the status of the development of the PSE Interfaces for the PSE Listed Application and other PSE Applications, including any known or anticipated potential problems (whether or not resolved or resolvable).

              (d) Once each calendar quarter, in San Francisco, representatives of PSE and the Company shall meet for a formal mutual status presentation and discussion concerning the development of OptiMark-Securities and related PSE Interfaces.

              (e) From time to time upon reasonable prior notice from the other party, each party shall allow the other party access to its premises for purposes of design review, "walk-throughs", and discussions between the parties' management and line personnel concerning the status and conduct of work being performed under this Agreement.

       7.     INDUSTRY PROMOTION.

              (a) As soon as practicable following the date of this Agreement, the Company shall prepare and submit to PSE a proposed, detailed written marketing plan for promoting OptiMark-Securities as a facility of the Pacific Exchange. PSE and the Company shall attempt to finalize the marketing plan as soon as practicable thereafter.

              (b) Following agreement between the parties as to the final, detailed marketing plan, if any (the agreed version is referred to below as the "Marketing Plan"), upon the reasonable request of the Company from time to time, PSE shall, to the extent specified in the Marketing Plan (i) promote OptiMark-Securities to Other Exchanges, (ii) co-sponsor with the Company a series of seminars in major U.S. financial centers promoting OptiMark-Securities to institutional money managers, and (iii) generally assist the Company in promoting OptiMark-Securities to the financial community in the U.S. and abroad. The Company shall pay all of PSE's out-of-pocket expenses in connection with any promotion abroad of OptiMark-Securities.

              (c) PSE's obligations under this Section 7 shall be suspended for such time(s), if any, as (i) the Company is more than three months behind on the development schedule for OptiMark-Securities set forth in Section 2 ("OptiMark Development") above, (ii) the SEC indicates that Regulatory Approval is unlikely, or (iii) the parties are in disagreement as to whether a Rule Filing is necessary.

       8. BURDEN ON PSE. Notwithstanding anything to the contrary set forth elsewhere herein, the obligations of PSE under this Agreement (a) shall not require any disruption whatsoever to trading activities on the Pacific Exchange, and (b) shall not unreasonably interfere with the normal duties of PSE and its staff.

       9. FORCE MAJEURE. Each party shall be excused from delays in performing or failure to perform under this Agreement if and to the extent that such delays or failures result from causes beyond the reasonable control of such party, including without limitation fire, flood, epidemic, earthquake, explosion, accident, riot, war, civil disturbance, labor dispute, strike or any Act of God (generally, "Force Majeure"); provided that, in order to be excused from delay or failure to perform, the affected party must (i) promptly notify and keep the other party appropriately informed of the claim of Force Majeure, and (ii) diligently use commercially reasonable efforts to eliminate the Force Majeure. Each deadline set forth in this Agreement (including without limitation the deadlines set forth in Section 10 ("Termination") below) shall be appropriately extended, day-for-day, in the event of a Force Majeure.

       10.    TERMINATION.

              (a) For purposes of this Section 10, "Termination" of this Agreement means termination of the parties' obligations under Section 2 ("OptiMark Development"), Section 3 ("Rule Changes"), Section 4 ("Interface Development"), Section 6 ("Cooperation; Progress Reports; Meetings") and Section 7 ("Industry Promotion") above and Section 13 ("Publicity") below. Except as otherwise provided below, Termination shall be effective upon written notice to the other party, which notice shall cite the paragraph of this Section 10 under which Termination is being effected and specify the reasons for Termination in reasonable detail. Except as otherwise provided below, Section 12 ("Ownership; License"), Section 14 ("Confidentiality") and Section 17 ("Breach; Indemnification; Remedies") shall survive any Termination of this Agreement.

              (b) If the Company has not delivered to PSE a proposed Rule Filing (if necessary) within 60 days following the date of this Agreement or fails to deliver additional information for the Rule Filing within 30 days of a reasonable request therefor by PSE, PSE may Terminate this Agreement at any time thereafter; provided that PSE may not Terminate this Agreement under this paragraph (b) following the Company's delivery of the proposed Rule Filing or the referenced requested information to PSE. In connection with any Termination of this Agreement under this paragraph (b), (i) the Purchase Warrant shall remain outstanding in its entirety, and (ii) the Paragraph 13(c) License (as defined below) shall be cancelled automatically.

              (c) If the Company notifies PSE that the Company has determined in good faith that a Rule Filing is necessary (such notice to specify in detail the exact Rule Changes that are necessary) but PSE disagrees in writing, and the parties fail to resolve the dispute (despite good faith efforts) on or before January 31, 1997, the Company may Terminate this Agreement at any time thereafter. In connection with any Termination of this Agreement under this paragraph (c), (i) the Exchange Warrants shall remain outstanding and (ii) the PSE Warrants and the Paragraph 13(c) License shall be cancelled automatically.

              (d) If the Company notifies PSE that the Company has determined in good faith that a Rule Filing is not necessary but PSE disagrees in writing, PSE may Terminate this Agreement at any time thereafter. In connection with any Termination of this Agreement under this paragraph (d), (i) the PSE Warrants shall be cancelled, (ii) the Exchange Warrants shall remain outstanding, and
(iii) the Paragraph 13(c) License shall remain in effect if (but only if) the Company has expended at least $500,000 under the IBM Contract pursuant to
Section 4(d) above; otherwise, the Paragraph 13(c) License shall be cancelled automatically.

              (e) For purposes of this paragraph (e), the "Next PSE Board Meeting" means the next regularly scheduled meeting of the full board of directors of PSE (the "PSE Board"), which meeting is at least 45 days beyond the date that the Company delivers its proposed Rule Filing to PSE. If the Company and PSE have agreed that Rule Changes are necessary and at the Next PSE Board Meeting (i) the PSE Board does not consider or disapproves the Rule Filing, (ii) the PSE Board refuses to allow PSE to make a Rule Filing, or (iii) the PSE Board approves or conditionally approves the Rule Filing and the making of a Rule Filing, and in any such case PSE does not submit a Rule Filing to the SEC within 30 days following the Next PSE Board Meeting, then the Company may Terminate this Agreement at any time thereafter; provided that the Company may not Terminate this Agreement under this paragraph
(e) following submission of the Rule Filing to the SEC by PSE; and provided further, however, in the case of clause (e)(iii) above, if the Board seeks additional information from the Company, the Company may not Terminate this Agreement unless PSE has not submitted the Rule Filing to the SEC within 45 days following the date on which the Company has complied with such request for additional information in all material respects. In connection with any Termination of this Agreement under this paragraph (e), the Purchase Warrant and the Paragraph 13(c) License shall be cancelled automatically.

              (f) If Regulatory Approval is denied, or if Regulatory Approval has not been received within twelve months following submission of the Rule Filing to the SEC by PSE, either party may Terminate this Agreement at any time thereafter. In connection with any Termination of this Agreement under this paragraph (f), (i) the Purchase Warrant shall remain outstanding in its entirety, and (ii) the Paragraph 13(c) License shall remain in effect if (but only if) the Company has expended at least $500,000 under the IBM Contract pursuant to Section 4(d) above; otherwise, the Paragraph 13(c) License shall be cancelled automatically.

              (g) If the Software Completion Date has not occurred by March 31, 1998, PSE may Terminate this Agreement at any time thereafter; provided, however, that PSE may not Terminate this Agreement under this paragraph (g) following the Software Completion Date. In connection with any Termination of this Agreement under this paragraph (g), (i) the PSE Warrants shall be cancelled, (ii) the Exchange Warrants shall remain outstanding, and (iii) the Paragraph 13(c) License shall remain in effect if (but only if) the Company has expended at least $500,000 under the IBM Contract pursuant to Section 4(d) above; otherwise, the Paragraph 13(c) License shall be cancelled automatically.

              (h) If the Interface Completion Date has not occurred by the later of (i) eight months following the Interface Development Commencement Date, or (ii) thirty days following the Software Completion Date, the Company may Terminate this Agreement at any time thereafter; provided, however, that the Company may not Terminate this Agreement under this paragraph (h) following the Interface Completion Date. In connection with any Termination of this Agreement under this paragraph (h), (x) the PSE Warrants shall be cancelled, (y) the Exchange Warrants shall remain outstanding, and (z) the Paragraph 13(c) License shall remain in effect if (but only if) the Company has expended at least $500,000 under the IBM Contract pursuant to Section 4(d) above; otherwise, the Paragraph 13(c) License shall be cancelled automatically.

              (i) If within 30 days following the Initial Operational Capability Date PSE has not made OptiMark-Securities Available with respect to at least fifty percent (50%) of the total number of issues of listed equity securities traded on the Pacific

Exchange during normal business hours, the Company may Terminate this Agreement at any time thereafter; provided, however, that the Company may not Terminate this Agreement under this paragraph (i) following the date (if any) on which PSE actually makes OptiMark-Securities Available to Users for the PSE Listed Application. In connection with any Termination of this Agreement under this paragraph (i), (i) the PSE Warrants shall be cancelled, (ii) the Exchange Warrants shall remain outstanding, and (iii) the Paragraph 13(c) License shall remain in effect if (but only if) the Company has expended at least $500,000 under the IBM Contract pursuant to Section 4(d) above; otherwise, the Paragraph 13(c) License shall be cancelled automatically.

              (j) If PSE fails to satisfy in all material respects the specific objective obligations of PSE as stated in the Marketing Plan, if any, after written notice from the Company and a reasonable opportunity to cure, the Company may Terminate this Agreement at any time thereafter. In connection with any Termination of this Agreement under this paragraph (j), (i) the PSE Warrants shall be cancelled, (ii) the Exchange Warrants shall remain outstanding, and
(iii) the Paragraph 13(c) License shall remain in effect if (but only if) the Company has expended at least $500,000 under the IBM Contract pursuant to
Section 4(d) above; otherwise, the Paragraph 13(c) License shall be cancelled automatically.

              (k) In the event any Force Majeure precludes or materially impairs the Company's ability to perform under this Agreement for a period of 120 consecutive days or more, PSE shall have the right to Terminate this Agreement at any time thereafter; provided that PSE may not Terminate this Agreement under this paragraph (k) following elimination of the Force Majeure. In connection with any Termination of this Agreement under this paragraph (k),
(i) the PSE Warrants shall be cancelled, (ii) the Exchange Warrants shall remain outstanding, and (iii) the Paragraph 13(c) License shall remain in effect if (but only if) the Company has expended at least $500,000 under the IBM Contract pursuant to Section 4(d) above; otherwise, the Paragraph 13(c) License shall be cancelled automatically.

              (l) In the event any Force Majeure precludes or materially impairs PSE's ability to perform under this Agreement for a period of 120 consecutive days or more, the Company shall have the right to Terminate this Agreement at any time thereafter; provided that the Company may not Terminate this Agreement under this paragraph (l) following elimination of the Force Majeure. In connection with any Termination of this Agreement under this paragraph (l), (i) the PSE Warrants shall be cancelled, (ii) the Exchange Warrants shall remain outstanding, and (iii) the Paragraph 13(c) License shall remain in effect if (but only if) the Company has expended at least $500,000 under the IBM Contract pursuant to Section 4(d) above; otherwise, the Paragraph 13(c) License shall be cancelled automatically.

              (m) If the Company has not closed the second stage ($11.2 million) of its total $16 million offering under the Stock Purchase Agreement by January 31, 1997, PSE may Terminate this Agreement at any time thereafter; provided, however, that PSE may not Terminate this Agreement under this paragraph (m) following the date (if any) on which the Company completes the second stage of its offering under the Stock Purchase Agreement. In connection with any Termination of this Agreement under this paragraph (m), (i) the Purchase Warrant shall remain outstanding in its entirety, and (ii) the Paragraph 13(c) License shall be cancelled automatically.

       11. USER AGREEMENTS. Upon the implementation of OptiMark-Securities for PSE Applications, there will be one or more written agreements with each User ("User Agreements"). Each User Agreement shall include (a) an appropriate limited right for the User to access OptiMark-Securities, (b) limited liability of the Company and its Affiliates, and limited remedies of Users against the Company and its Affiliates, (c) an exculpation of PSE and its Affiliates in form and substance satisfactory to PSE, and (d) other terms and conditions deemed to be necessary by the Company or its Affiliates in connection with effectuating the foregoing from time to time. Each User shall pay fees for use of OptiMark-Securities, which fees the Company may change from time to time (the "Fee Schedule"). Under the Fee Schedule, PSE specialists shall be entitled to certain fee exceptions as set forth on Exhibit A to this Agreement. If the Company or its Affiliates ever offers to the specialists of one or more Other Exchanges a more favorable fee structure for OptiMark-Securities than set forth on Exhibit A, the Company or its Affiliates simultaneously shall offer the more favorable fee structure to PSE's specialists.

       12. PUBLICITY. Any press release or other publicity by the Company describing this Agreement or otherwise referencing PSE that occurs prior to agreement on the Marketing Plan or that is not entirely consistent with the Marketing Plan shall be subject to prior written approval by PSE, not to be unreasonably withheld or delayed.

       13.    OWNERSHIP; LICENSE.

              (a) Nothing in this Agreement grants to PSE any ownership, license or other proprietary or property rights in OptiMark(TM) or OptiMark-Securities or in any intellectual property rights therein. PSE shall assign to the Company all of PSE's ownership, intellectual property and other proprietary or property rights in any system, method, apparatus or work of authorship hereafter developed or created in whole or in part by PSE relating principally to or used principally in OptiMark(TM) or OptiMark-Securities or any copy or embodiment thereof.

              (b) Subject to the Paragraph 13(c) License, nothing in this Agreement grants to the Company any ownership, license or other proprietary or property rights in the PSE Interfaces or in any intellectual property rights therein. The Company and its Affiliates shall assign to PSE all of the ownership, intellectual property and other proprietary or property rights of the Company and its Affiliates in any system, method, apparatus or work of authorship hereafter developed or created in whole or in part by the Company relating principally to or used principally in the PSE Interfaces or any copy or embodiment thereof.

              (c) PSE hereby grants to the Company a perpetual fully-paid, nonexclusive, nontransferable (except in accordance with this Agreement) right and license to use and modify the PSE Interfaces, in whatever stage of completion they may exist from time to time, in connection with (and only in connection with) any use of

OptiMark(TM) and/or OptiMark-Securities (the "Paragraph 13(c) License"). Promptly upon request by the Company from time to time, if the Paragraph 13(c) License has not theretofore terminated, PSE shall deliver to the Company any and all object code, source code and supporting documentation related to the PSE Interfaces. The Company may modify the PSE Interfaces from time to time in connection with the Paragraph 13(c) License; provided that any modification that impacts the use of OptiMark-Securities for PSE Applications shall be subject to the prior written approval of PSE, not to be unreasonably withheld or delayed. The Paragraph 13(c) License is subject to cancellation as described in Section 10 ("Termination") above.

              (d) Each party will execute, and the IBM Contract will require IBM to execute, such assignments and other documents as may be necessary to implement and carry out the provisions of this Section 13, and each party will cooperate, and the IBM Contract will require IBM to cooperate, with the other party in obtaining patents, copyright registrations or other proprietary rights protections for that which the other party is intended to own as provided in this Section 13.

       14.    CONFIDENTIALITY.

              (a) PSE and the Company may provide to each other confidential or proprietary business and technical information in connection with this Agreement ("Confidential Information"). For the avoidance of doubt, all technical information relating to OptiMark(TM), OptiMark-Securities and the PSE Interfaces (including source code) shall be regarded as Confidential Information. The Company and PSE each shall keep in strict confidence and not disclose to any other person the Confidential Information of the other party except as necessary in the normal operation of OptiMark-Securities and the PSE Interfaces. The Company and PSE agree to use the Confidential Information of the other party only as necessary for the purposes of this Agreement.

              (b) Notwithstanding anything to the contrary in Section 14(a) above, the following will not be considered to be Confidential Information:

                     (i) information that is now or hereafter becomes generally known to the applicable trade without breach of this Agreement by the receiving party and its Affiliates;

                     (ii) information that is shown by the receiving party to have been in the possession of the receiving party prior to the date of this Agreement, and was not subject to a prior agreement of confidence;

                     (iii) information which, subsequent to disclosure by the disclosing party, is lawfully obtained or received by the receiving party from a third party, without a breach of this Agreement, and without a breach of another agreement of confidentiality by the third party;

                     (iv) information which is developed by an employee of the receiving party or a third party having no access to and making no use of the disclosing party's Confidential Information; and

                     (v) information contained in published patent applications or patents.

Specific information shall not be deemed to be within the foregoing exceptions merely because it is embraced in general disclosures. In addition, any combination of features shall not be deemed to be within the foregoing exceptions unless the combination itself and its principle of operation are within the foregoing exceptions.

              (c) The receiving party agrees to treat the disclosing party's Confidential Information with at least the same degree of care (but not less than reasonable care) that it uses in protecting its own confidential information of a similar nature. The receiving party may disclose the disclosing party's Confidential Information only to its own employees, officers, directors and to counsel whose work requires such disclosure for the purpose of this Agreement. The receiving party (other than counsel) may also disclose the disclosing party's Confidential Information to individuals having an agent or consultant relationship with the receiving party, but only if (i) the receiving party wishes to obtain assistance from such individuals in furtherance of the purposes of this Agreement; and (ii) such individuals have first executed an agreement agreeing to hold the disclosing party's Confidential Information in confidence and use the disclosing party's Confidential Information only in connection with services performed on behalf of the receiving party. The receiving party shall cause its Affiliates not to disclose or use the disclosing party's Confidential Information in a manner which would violate this Agreement.

              (d) Notwithstanding any of the foregoing, the receiving party may disclose the disclosing party's Confidential Information if required to do so by law or pursuant to a subpoena or order of a court or other governmental entity or self-regulatory organization provided (i) the receiving party promptly gives the disclosing party prior notice of the requirement to disclose the Confidential Information and reasonable opportunity to obtain a protective order or similar relief; and (ii) disclosure is limited to that necessary to comply with the applicable law, subpoena or order.

              (e) Neither the execution of this Agreement nor the delivery of any Confidential Information to the other party shall (unless otherwise expressly provided herein) be construed as granting any right in or license under the Confidential Information or under any present or future invention, patent, patent application, trade secret, trademark or copyright of the disclosing party.

       15.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

              (a) The Company hereby incorporates and makes unto PSE all of the Company's representations and warranties set forth in Section 3 of the Stock Purchase

Agreement and PSE is entitled to rely thereon as though PSE were an "Investor" (as defined in the Stock Purchase Agreement).

              (b) The definition of OptiMark-Securities set forth on Exhibit B to this Agreement accurately describes in all material respects the current capabilities of OptiMark(TM) and the Company's reasonable expectations as to the capabilities of OptiMark-Securities. The Company shall use its best efforts to develop OptiMark-Securities in all material respects consistent with both Exhibit B and the presentations made to PSE and the members of the Pacific Exchange.

       16. DISCLAIMER. The Company acknowledges that, notwithstanding any occurrence of the Initial Operational Capability Date, PSE has no obligation ever to make OptiMark-Securities Available (or, if ever made Available, to keep OptiMark-Securities Available) for any PSE Applications.

       17.    BREACH; INDEMNIFICATION; REMEDIES.

              (a) In the event of any breach of any representation, warranty or agreement of the Company in this Agreement that is susceptible to cure, (i) PSE shall notify the Company of the breach, and (ii) the Company shall have thirty days following such notice within which to cure the breach. Any curable breach not so cured within the thirty-day period, and any uncurable breach of this Agreement, is referred to below as a "Breach".

              (b) The Company shall indemnify and hold PSE and PSE's Affiliates harmless from and against any and all claims, causes of action, liabilities, damages and related costs of investigation and enforcement (including reasonable attorneys' fees) ("Losses") (unless and except to the extent caused by the gross negligence, willful misconduct, violation of law and/or violation of any Rule Changes by PSE and/or its Affiliates) incurred by PSE and/or its Affiliates arising from or caused by (i) the negligence, gross negligence or intentional misconduct of the Company, its Affiliates and/or IBM in connection with this Agreement or the IBM Contract, (ii) the use of OptiMark-Securities by Users, or (iii) any Breach of this Agreement by the Company. Notwithstanding the foregoing, the Company shall have no liability to PSE for any Losses arising from or caused by PSE's failure to comply with its own constitution or rules, or to perform any obligation or satisfy any duty owed to its members, their agents and/or their employees thereunder.

              (c) Promptly following the assertion of any claim that may give rise to indemnification under paragraph (b), PSE shall give notice of the claim to the Company and shall demand indemnification therefor. In response, the Company may notify PSE of the intent of the Company to fully assume defense of the claim. If the Company assumes defense of the claim, (i) PSE shall provide to the Company whatever information may be available to PSE and otherwise shall provide reasonable assistance to the Company with respect to the claim, (ii) PSE shall be entitled to participate in any related litigation or other proceeding, using its own counsel at its own expense, (iii) the Company shall have full charge of the proceedings, (iv) any settlement shall be subject to the consent of PSE, not to be unreasonably withheld or delayed, and (v) the Company shall pay any judgment or settlement. The Company's assumption of defense or failure to assume the defense shall not operate as a waiver of any right it may have to contest whether the claim was within the scope of Section 17(b). If the Company does not fully assume defense of the claim, PSE may assume defense of the claim and the Company shall be bound by any settlement, judgment or other resolution of the claim achieved by PSE.

              (d) Section 10 ("Termination") above and paragraph (e) immediately below set forth the sole and exclusive rights and remedies of the Company in connection with this Agreement. Except as set forth in Section 10 and paragraph (e), THE COMPANY HEREBY WAIVES ALL RIGHTS, REMEDIES AND DAMAGES AGAINST PSE UNDER OR OTHERWISE RELATED TO THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE. By way of example and not of limitation, PSE MAKES NO REPRESENTATIONS OR WARRANTIES TO THE COMPANY WHATSOEVER IN CONNECTION WITH THE PARAGRAPH 13(C) LICENSE, INCLUDING WITHOUT LIMITATION ANY WARRANTIES AS TO OWNERSHIP, INFRINGEMENT ON INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. This paragraph (d) shall apply notwithstanding the failure of any remedy of its essential purpose.

              (e) The parties acknowledge that any breach of Section 13 ("Ownership; License") or Section 14 ("Confidential Information") above could not be remedied adequately by damages. Accordingly, upon such a breach, in addition to any other rights and remedies available under this Agreement, at law or in equity, the offended party shall be entitled to temporary, preliminary and permanent injunctive relief against the breaching party from any court of competent jurisdiction, without bond or other security.

       18.    MISCELLANEOUS.

              (a) Except as provided above to the contrary, each of the parties shall bear their own costs and expenses in connection with this Agreement.

              (b) All notices required or permitted under this Agreement shall be in writing and given by prepaid Federal Express or other nationally recognized overnight delivery service as follows (or to any other addresses which either party subsequently may designate by notice):

                     i)     if to PSE, to:

                            The Pacific Stock Exchange Incorporated
                            attn:  John C. Katovich, Esq.
                            301 Pine Street
                            San Francisco, CA   94104
                     with a copy in the same manner to:

                            Timothy S. McCann, Esq.
                            Howard, Rice, Nemerovski, Canady, Falk & Rabkin A Professional Corporation
                            Three Embarcadero Center, Suite 700
                            San Francisco, CA   94111

                     ii)    If to the Company, to:

                            OptiMark Technologies, Inc.
                            attn:  William A. Lupien
                            530 Main Avenue
                            Durango, CO   81301

                     with a copy in the same manner to:

                            Bruce Ducker, Esq.
                            Ducker, Seawell & Montgomery, P.C.
                            1560 Broadway, Suite 1500
                            Denver, CO   80202

       (c) This Agreement shall not be assignable by either party except in connection with a merger, consolidation, sale of all or substantially all assets, or analogous transaction in which a third party succeeds to all or substantially all of the business and assumes all or substantially all of the liabilities (including the obligations under this Agreement) of one of the parties hereto. Any non-permitted assignment shall be void ab initio. This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

       (d) Each party, in rendering performance under this Agreement, is acting solely as an independent contractor. Neither party undertakes by this Agreement or otherwise to perform any obligation of the other party, whether by regulation or contract. In no way is either party to be construed as the agent or fiduciary or to be acting as the agent or fiduciary of the other party in any respect, or to have the power or authority to bind the other party, legally or otherwise, any other provisions of this Agreement notwithstanding.

       (e) This Agreement may be executed in several counterparts, all of which taken together shall constitute a single agreement between the parties.

       (f) No delay or omission by either party hereto to exercise any right or power occurring upon any noncompliance or default by the other party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either of the parties hereto of any of the covenants, conditions, or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition, or agreement herein contained.

       (g) This Agreement, the Purchase Warrant, the Revenue Sharing Agreement and their Exhibits constitute the entire agreement between the parties with respect to their subject matter, and all prior negotiations, agreements and letters of intent are superseded and merged herein. No change, waiver, or discharge hereof shall be valid unless it is in writing and is executed by the party against whom such change, waiver, or discharge is sought to be enforced.

       (h) If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, invalid or inoperative provision had not been contained herein. In such event, the parties agree to negotiate in good faith substitute provisions which shall effect the parties' original intent in entering into this Agreement as nearly as possible.

       (i) In the event any party hereto initiates any legal action or suit in connection with any dispute concerning the interpretation of this Agreement or the enforcement of any provision hereof, the prevailing party in such action or suit shall be entitled to recover all of its costs of action or suit (including without limitation reasonable attorneys' and expert witness fees) from the other party.

       (j) This Agreement shall for all purposes be construed and enforced in accordance with, and governed by, the internal laws of the State of California, without giving effect to principles of conflict of laws. The exclusive venue for any litigation related to this Agreement shall be the Superior Court in and for San Francisco County, California or, if jurisdictionally available, the U.S. District Court for the Northern District of California.

       IN WITNESS WHEREOF, the parties have set their hands and seals as of the date first set forth above.

                                   THE PACIFIC STOCK EXCHANGE INCORPORATED

                                   By:  /s/   Robert M. Greber
                                   Chief Executive Officer


                                   OPTIMARK TECHNOLOGIES, INC.

                                   By:  /s/   William A. Lupien
                                   Chief Executive Officer

                                    EXHIBIT A
                           (to PSE-OptiMark Agreement)

                   FEE SCHEDULE EXCEPTIONS FOR PSE SPECIALISTS

       1. Blanket Exemption for Trades Aggregating Less Than Average Daily Volume. Daily trading of U.S. listed equities utilizing OptiMark-Securities by PSE specialists as a group, up to a total number of shares equal to the average daily trading volume in U.S. listed equities for such group for the 120 trading days prior to commencement of trading through OptiMark-Securities of U.S. listed equities on the Pacific Exchange, shall be exempt from any fee charge regardless of how the trade is represented in OptiMark-Securities. Specialist trades that exceed the blanket exemption on a given trading day will be subject to the Fee Schedule unless exempt under paragraphs 2 or 3 below.

       2. Specific Exemption for Two Dimensional Orders of 1,000 Shares or Less. Individual trades by PSE specialists of 1,000 shares or less (or aggregations of such trades) that specify only price and size and DO NOT use the multi-dimensional trade representation capabilities of OptiMark-Securities shall be exempt from any fee charge, whether or not exempt under paragraph 1 above.

       3. Specific Exemption for Undisplayed Three Dimensional Book Interest Where No Price Improvement is Obtained. Individual trades of any size by PSE specialists that result from undisplayed book orders that DO use the multi-dimensional interest representation capabilities of OptiMark-Securities but DO NOT receive price improvement over the best bid or offer at a full (1.0) satisfaction level, shall be exempt from any fee charge whether or not exempt under paragraph 1 above.

       4. Other Trades. All other PSE specialist trades executed through OptiMark-Securities, including trades resulting from orders between exchanges, that are not otherwise exempt under paragraphs 1, 2 or 3 above, will be subject to the Fee Schedule. Unexecuted "linked" trades may also be subject to the Fee Schedule.

                                    EXHIBIT B
                           (to PSE-OptiMark Agreement)

                  DEFINITION OF OPTIMARK-SECURITIES (fka MJTX)

       OptiMark-Securities (the "Service") describes a service to be implemented and offered to Users by OptiMark Technologies, Inc. or its Affiliates (the "Company"). The Service will incorporate a market mechanism developed and owned by the Company and with regard to which patents are pending. The market mechanism features two innovations: 1) an anonymous and non-disclosed representation of trading desire in terms of a "satisfaction profile", which may be thought of as a normalized bivariate (extendible to multivariate) utility function in price/size space; and 2) a means of optimizing the sequential allocation of trades between buyers and sellers at different prices and sizes based upon a measure of "mutual satisfaction."

       The Service will be accessible via TCP/IP network protocols, and access to the transaction facility will be via network providers of the Users' choice that might include, for example, Dow Jones Telerate, Bridge or IBM. Customers will send profiles to a computer facility operated by the Company, where they will be processed using software incorporating the Company's proprietary algorithms. The Company will also provide application programming interfaces to network providers.

       At the User's site, the Service will include a sophisticated graphical user interface initially running under Microsoft Windows (3.1 through 95), OS/2 or UNIX to simplify and enhance the customers' ability to define and enter profiles. At the central site, the Service will include a computer to computer interface (CTCI) for receiving computer-generated profiles. The Service will process quotation feeds from third parties, including the real-time feeds available from the Consolidated Quotation Service ("CQS") and the National Association of Securities Dealers Automated Quotation Service ("NASDAQ").